Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
BROOKLYN IMMUNOTHERAPEUTICS, INC

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 1, 2021, is entered by and between Brooklyn ImmunoTherapeutics, Inc., a Delaware corporation (the “Company”), and Howard Federoff (“Executive”) and will be effective as April 16, 2021 (the “Effective Date”).  Each of the Company and Executive are a “Party,” and collectively, they are the “Parties.”

WHEREAS, the Company wishes to employ Executive as of the Effective Date; and

WHEREAS, Executive wishes to be employed by the Company as of the Effective Date.

NOW THEREFORE, in consideration of the mutual covenants and mutual benefits set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and Executive agree as follows:

1.          Representations and Warranties.  Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of employment under the terms and conditions set forth herein or the performance of all duties and services hereunder to the fullest extent of Executive’s ability and knowledge.  Executive understands and acknowledges that Executive is not expected or permitted to use or disclose confidential information belonging to any prior employer in the course of performing Executive’s duties for the Company.

2.         Term of Employment.  As of the Effective Date, the Company will employ Executive and Executive accepts employment by the Company on the terms and conditions herein that shall commence on the Effective Date and shall continue until terminated pursuant to Section 5 (the “Employment Period”).

3.            Duties and Functions.

(a)          Executive shall be employed as the Chief Executive Officer and President of the Company and shall report to the Board of Directors of the Company (the “Board”).

(b)           Executive agrees to undertake the duties and responsibilities inherent in the positions of Chief Executive Officer and President, which may encompass different or additional duties as may, from time to time, be assigned by the Board, and the duties and responsibilities undertaken by Executive may be altered or modified from time to time by the Board.  Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company. Notwithstanding the foregoing, business related travel will be in the Executive’s sole discretion at any time Executive determines in good faith that precautions related to COVID-19 should be considered in connection with any travel activities.

(c)            During the Employment Period, Executive will devote Executive’s full time and efforts to the business of the Company and will not, without the consent of the Company, engage in consulting work or any trade or business for Executive’s own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of Executive’s duties hereunder in any way. However, Executive is permitted to engage in the activities listed in Addendum A, to the extent that he is not in violation of the covenants of Section 7.

4.           Compensation.

(a)          Base Salary:  As compensation for Executive’s services hereunder, the Company agrees to pay Executive a base salary at an annual rate of $450,000, payable in accordance with the Company’s normal payroll schedule, but in no event less frequently than monthly.  Executive’s salary shall be reviewed annually by the Board or the Compensation Committee thereof and subject to adjustment to reflect market practices among the Company’s peers in the Board’s and/or the Compensation Committee’s sole discretion.

(b)           Bonus:  Beginning with calendar year 2021, Executive shall be eligible to receive an annual cash bonus award in an amount up to 50% of his base salary upon achievement of reasonable performance targets set by the Board or the Compensation Committee thereof in its sole discretion.  Such targets shall be based in part upon performance of the Company, and in part on Executive’s individual performance. The bonus shall be determined by the Board or the Compensation Committee thereof in its sole discretion and paid annually in March in the year following the performance year on which such bonus is based.  Except as contemplated by Section 5(c)(i) below, Executive’s receipt of the bonus, if any, is conditioned on Executive’s continued employment as of the date on which such bonus is paid, and any such bonus will not be considered earned until such date. Executive’s bonus opportunity shall be reviewed annually by the Board or the Compensation Committee thereof and subject to adjustment to reflect market practices among the Company’s peers in the Board’s and/or the Compensation Committee’s sole discretion.

(c)           Stock Options:  On the Effective Date, in accordance with the employment inducement grant rules set forth in Section 711(a) of the NYSE American LLC Company Guide, Executive shall be granted a nonqualified stock option covering 2,627,915 shares of the Company’s common stock (the “Time-Based Option”).  The Time-Based Option shall have a per share exercise price equal to the closing price of a share of the Company’s common stock on the NYSE American Stock Exchange on the Effective Date.  Of the shares covered by the Time‑Based Option, 656,979 shall vest on April 16, 2022, 54,748 shall vest on the sixteenth day of each month from May 2022 through March 2025, and the remaining 54,756 shall vest on April 16, 2025, in each case for so long as the Executive provides continuous service to the Company through the relevant vesting date. Additionally, on the Effective Date, in accordance with the employment inducement grant rules set forth in Section 711(a) of the NYSE American LLC Company Guide, Executive shall be granted a nonqualified stock option covering 597,253 shares of the Company’s common stock (the “Milestone Option”).  The Milestone Option shall have a per share exercise price equal to the closing price of a share of the Company’s common stock on the NYSE American Stock Exchange on the Effective Date. The Milestone Option shall fully vest upon the occurrence of the first approval by the Food and Drug Administration of an investigational new drug application (IND) in connection with that certain license among the Company, Factor Biosciences Therapeutics Limited and Novellus Therapeutics Limited, subject to Executive’s continuous service with the Company through such vesting date. The unvested portion of the Time-Based Option and the Milestone Option shall terminate upon the termination of Executive’s employment with the Company for any reason. Unless earlier terminated in accordance with their terms, each of the Time-Based Option and the Milestone Option shall otherwise expire on the 10th anniversary of their respective grant date and be subject to the terms and conditions of the respective option agreement approved by the Company. Each of the Time-Based Option and the Milestone Option is intended to constitute an “employment inducement grant” in accordance with the employment inducement grant rules set forth in Section 711(a) of the NYSE American LLC Company Guide, and is offered as an inducement material to Executive in connection with the Company’s hiring of Executive.

(d)          Other Expenses:  In addition to the compensation provided for above, the Company agrees to pay or to reimburse Executive during Executive’s employment for all reasonable, ordinary and necessary, properly documented, business expenses incurred in the performance of Executive’s services hereunder in accordance with Company policy in effect from time to time; provided, however, that the amount available to Executive for such travel, entertainment and other expenses may require advance approval by the Board.  Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought. Notwithstanding any expense reimbursement policy of the Company that may then be in effect, Executive shall be entitled to reimbursement without advance approval by the Board of the costs of (i) up to 4 professional conferences up to an amount of $10,000 annually and (ii) all flights, which shall be business class or better for all flights over three hours in length.

(e)            Paid Time Off:  Executive shall be allowed 30 days of paid time off per year of employment, which shall accrue pro rata in the Company’s regular payroll (up to a maximum of 45 days) and shall be subject to the Company’s paid time off policies in place from time to time.

(f)            Fringe Benefits.  In addition to Executive’s compensation provided by the foregoing, Executive shall be entitled to all benefits available generally to Company employees pursuant to Company programs which may now or, if not terminated, shall hereafter be in effect, or that may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefit plans in effect at that time.  Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.

(g)          Reimbursements.  With respect to any reimbursement of expenses of Executive, such reimbursement of expenses shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

5.           Termination.

(a)          Termination by Executive. Executive may terminate the employment relationship at any time by giving the Company written notice, with such termination taking effect upon written notice of the termination being provided to the Company. If Executive chooses to terminate the employment relationship other than for Good Reason (defined below), Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, other than (i) payment of base salary through the last day of employment, (ii) payment for any accrued but unused paid time off, and (iii) any right to continued benefits required by law (the “Accrued Obligations”). If Executive terminates the employment relationship for Good Reason (defined below), Executive will be entitled to the Accrued Obligations and the Termination Compensation (described below), subject to the terms, conditions and restrictions set forth in Section 5(c)(ii).

(i)         “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (A) a material reduction in Executive’s base salary or maximum annual bonus, in each case set forth in Section 4; (B) a relocation of Executive to a facility or location that is more than fifty (50) miles from Executive’s primary place of employment as of the Effective Date and represents a material increase in Executive’s commuting distance; (C) a material diminution in Executive’s authority, position, duties, or responsibilities individually or taken as a whole and including any such diminution that takes place following a Change in Control; (E) Executive’s failure to be re-elected to, or his removal from, the Board, other than for reasons related to Cause, as defined herein; or (G) a material breach by the Company of the terms of this Agreement or any other agreement between the Company and Executive; provided, that no such event described above will constitute Good Reason unless: (x) Executive gives notice to the Company specifying the condition or event relied upon for such termination within sixty (60) days of the initial existence of such event; and (y) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of such notice (the “Cure Period”).  If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s termination of employment must occur, if at all, within ninety (90) days following the last day of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.  For purposes of this Agreement, “Change in Control” means a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A(a)(2)(A)(v) of the Code.

(b)          Termination by Company for Cause.

(i)          At any time during the Employment Period, the Company may terminate Executive’s employment for Cause (defined below), with such termination taking effect upon the later of written notice of the termination for Cause being provided to Executive or the expiration of any applicable cure period related thereto (provided that Executive may be relieved from his duties hereunder during such cure period in the reasonable direction of the Board).  If Executive’s employment is terminated for Cause, Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, other than the Accrued Obligations, and shall forfeit the options covered by Section 4(c) and any stock obtained upon the exercise of such options.

(ii)           “Cause” shall be defined as termination for: (A) in connection with Executive’s services hereunder, Executive commits a material act of fraud or material act of dishonesty with respect to the Company, which act causes (or could reasonably be expected to cause) material economic or material reputational harm to the Company; (B) Executive is convicted of (or pleads guilty or nolo contendere to) a felony or a crime involving moral turpitude, which demonstrably causes material economic or material reputational harm to the Company; (C) Executive engages in gross negligence or willful misconduct in the performance of his duties hereunder that materially violates the Company’s policies and which misconduct causes (or could reasonably be expected to cause) material economic or material reputational harm to the Company; (D) Executive willfully refuses to follow the lawful written directions of the Board; or (E) Executive materially breaches any material provision of any proprietary information and inventions agreement with the Company.  Notwithstanding anything in this Agreement or elsewhere to the contrary, if an event or occurrence that is alleged to constitute Cause is curable (as determined by the Board in good faith), the Company may terminate Executive’s employment for Cause only if (x) the Company gives Executive notice of termination prior to the termination and within thirty (30) days after the Board learns of the event or occurrence that is alleged to constitute Cause, specifying the grounds upon which Cause is alleged, (y) Executive fails to cure such grounds for Cause within thirty (30) days after Executive receives such notice, and (z) the termination occurs within sixty (60) days after such event or occurrence.  For purposes of this Agreement, no act or failure to act, on Executive’s part, will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon and within the authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c)          Termination by Company Without Cause.

(i)        The Company may terminate Executive without Cause immediately by giving Executive written notice of such termination.  Subject to the conditions set forth in Section 5(c)(ii), if Executive’s employment is terminated by the Company without Cause, in addition to the Accrued Obligations, Executive shall be entitled to (i) base salary for twelve (12) months following date of such termination (the “Severance Period”) paid pursuant to the Company's normal practices; (ii) accelerated vesting of the portion of the Time-Based Option that would have otherwise vested during the Severance Period; (iii) if such termination occurs prior to the three-year anniversary of the Effective Date, accelerated vesting of the Milestone Option equal to 1/36th of the shares subject to such option multiplied by the number of full months between the Effective Date and the date of such termination; (iv) a lump-sum payment of the annual bonus for the performance period in which such termination occurs, based on the actual achievement of the relevant performance targets, paid as and when such bonus would otherwise be paid, prorated based on the number of days between the Effective Date and the date of such termination; (v) extension of the post-termination exercise period of the  Time-Based Option and Milestone Option to eighteen (18) months or, if earlier, the original expiration date thereof; and (vi) if Executive and/or Executive’s covered dependents timely elect(s) to receive health care continuation coverage pursuant to COBRA, the total monthly cost of coverage for Executive (and such covered dependents) during the Severance Period, provided, for the avoidance of doubt, that such covered dependents participated in the Company’s health plans prior to such termination, and provided, further, that if at any time the Company determines that its payment of Executive’s (or Executive’s eligible dependents’) premiums would result in a violation of law, then in lieu of providing the premiums described above, the Company will instead pay Executive a fully taxable monthly cash payment in an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Severance Period (together, the “Termination Compensation.”) Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in each case during the ninety (90) days prior to or twelve (12) month period following a Change in Control, the Time-Based Option and the Milestone-Option shall become fully vested, subject to the terms, conditions and restrictions set forth below in Section 5(c)(ii).

(ii)         Executive shall not be entitled to any Termination Compensation unless (A) Executive complies with all surviving provisions of any non-competition agreement, non-solicitation agreement, or confidentiality agreement or invention assignment agreement signed by Executive, including those contained in this Agreement  (the “Restrictive Covenants”) and (B) Executive executes and delivers to the Company, and does not revoke a separation agreement and general release in form and substance acceptable to the Company within thirty (30) days after Executive’s separation date, by which Executive releases the Company from any obligations and liabilities of any type whatsoever, except for the Company’s obligations with respect to the Termination Compensation (the “Release”).  Such release shall not affect Executive’s right to indemnification, if any, for actions taken within the scope of Executive’s employment.  The Termination Compensation shall begin, or if lump-sum, be paid on the first payroll following the Release becoming irrevocable (except the prorated annual bonus, which shall be paid as and when such annual bonus would otherwise be paid); provided, however, if the 30 day period during which Executive has discretion to execute or revoke the Release straddles two taxable years of Executive, then the Company shall pay the Termination Compensation starting in the second of such taxable years, regardless of which taxable year Executive actually delivers the executed Release to the Company.  The Parties hereto acknowledge that the Termination Compensation to be provided under Section 5(c)(i) is to be provided in consideration for the above-specified release.  If Executive breaches any of the Restrictive Covenants at any time during the Severance Period, (1) the Company will have no further obligation to pay Executive any unpaid Termination Compensation and (2) the Company may take any additional action to enforce its rights under the Restrictive Covenants.

(iii)        Disqualification for Other Severance.  The Termination Compensation described in this Section 5(c) is intended to supersede any other similar compensation provided by any Company policy, plan or practice.  Therefore, Executive shall be disqualified from receiving any similar compensation under any other Company severance policy, plan or practice, if any. Notwithstanding the foregoing, Executive shall continue to be eligible for any benefits pursuant to the terms of any health or retirement plan sponsored by the Company, subject to and in accordance with the terms of the applicable plan.

(d)         Termination for Executive’s Permanent Disability.  To the extent permissible under applicable law, in the event Executive becomes permanently disabled during employment with the Company, the Company may terminate this Agreement by giving thirty (30) days' notice to Executive of its intent to terminate, and unless Executive resumes performance of the duties set forth in Section 3 within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period.  For purposes of this Agreement, “permanently disabled” shall mean if Executive is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, under applicable Social Security regulations, to the extent not inconsistent with applicable law.  In the event of any dispute under this Section 5(d), Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.  In the event the Executive is terminated pursuant to this Section 5(d), Executive will be entitled to the Accrued Obligations and the Termination Compensation, subject to the terms, conditions and restrictions set forth in Section 5(c)(ii).

(e)           Termination Due to Executive’s Death.  This Agreement will terminate immediately upon Executive’s death and the Company shall not have any further liability or obligation to Executive, Executive’s executors, heirs, assigns or any other person claiming under or through Executive’s estate, except that Executive’s estate shall receive any accrued but unpaid salary and accrued but unused paid time off. In addition, Executive’s estate shall be entitled to accelerated vesting of the portion of the Time-Based Option that would have otherwise vested during the Severance Period and accelerated vesting of the Milestone Option equal to 1/36th of the shares subject to such option multiplied by the number of full months between the Effective Date and the date of such termination.

(f)          Continuing Obligations.  The obligations imposed on Executive with respect to non-competition, non-solicitation, confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the Parties shall continue, notwithstanding the termination of the employment relationship between the Parties and regardless of the reason for such termination.

(g)          Annual Review.  Executive’s severance benefits shall be reviewed annually by the Board or the Compensation Committee thereof and subject to adjustment to reflect market practices among the Company’s peers in the Board’s and/or the Compensation Committee’s sole discretion.

6.          Company Property.  All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into Executive’s possession by, through or in the course of Executive’s employment, regardless of the source and whether created by Executive, are the sole and exclusive property of the Company, and immediately upon the termination of Executive’s employment, or at any time the Company shall request, Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever.  Executive shall not destroy any Company property, such as by deleting electronic mail or other files, other than in the normal course of Executive’s employment.  Executive further agrees that should Executive discover any Company property or Confidential Information in Executive’s possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

7.           Non-Competition and Non-Solicitation.

(a)          Executive agrees and acknowledges that, in connection with Executive’s employment with the Company, Executive will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company and its affiliates.  Executive further acknowledges and agrees that if Executive accepts employment with a competitor engaged in the Business (as defined below) in the Restricted Territory (as defined below), it will be presumed that Executive will inevitably disclose Confidential Information and trade secrets in the course of Executive’s employment with such competitor.  Accordingly, in consideration of Executive’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive agrees that, while Executive is in the employ of the Company and/or any of its affiliates and for a one (1) year period following the end of such employment for any reason, Executive shall not, either on Executive’s own behalf or on behalf of any third party, except on behalf of the Company or one of its affiliates, directly or indirectly:

(i)           engage directly or indirectly in the Business (as defined below) anywhere in the Restricted Territory (as defined below) or directly or indirectly be or become an officer, director, stockholder, owner, affiliate, partner, member, investor, joint venture, employee, agent, representative, consultant, lender, advisor, manager of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any business or enterprise engaged directly or indirectly in the Business (as defined below) anywhere in the Restricted Territory (as defined below).  As used herein, (A) the term “Business” shall mean the business of development and manufacturing of a cytokine immunotherapy (related to or derived from human source material) for cancer treatment and RNA based gene therapy and editing of MSC, HSC, TILs and T-Cells, and (B) the term “Restricted Territory” shall mean worldwide.  The foregoing restriction shall not be construed to prohibit the ownership by Executive as a passive investment of shares of capital stock of a publicly-held corporation that engages in the Business if (x) such shares are actively traded on an established national securities market in the United States or any other foreign securities exchange, (y) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Executive and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Executive’s affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (z) neither Executive nor any affiliate of Executive is otherwise associated directly or indirectly with such corporation or with any affiliate of such corporation;

(ii)          attempt in any manner to solicit, induce or attempt to induce any business, enterprise, or individual who, during the preceding two-year period, has a business relationship with the Companies (including any customer, licensee, supplier, manufacturer or vendor) (x) to cease doing business with the Company or any of its affiliates, (y) to diminish or materially alter in a manner harmful to the Company or any of its affiliates, or any of their affiliates such business, enterprise, or individual’s relationship with the Company or any of its affiliates, or (z) to purchase, contract for or receive any products or services from any business or enterprise (other than the Company or any of its affiliates) that engages in the Business anywhere within the Restricted Territory; or

(iii)         (A) directly or indirectly hire any employee, independent contractor, or consultant or any person who was an employee, independent contractor, or consultant of the Companies within the preceding six (6) months, or (B) directly or indirectly encourage, induce, attempt to induce, solicit or attempt to solicit (on Executive’s own behalf or on behalf of any other business, enterprise, or individual) any employee, independent contractor, or consultant to leave or curtail his or her employment or engagement with the Company or any of its affiliates; provided, however, that notwithstanding the foregoing, this Section 7(a)(iii) shall not prevent Executive from undertaking general solicitations of employment not targeted at employees, independent contractors, or consultants of the Company or any of its affiliates (so long as Executive does not, directly or indirectly, hire any such employee, independent contractor, or consultant).

(b)           The Parties agree that the relevant public policy aspects of post-employment restrictive covenants have been discussed, and that every effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the Company’s legitimate interests.  Executive acknowledges that, based upon Executive’s education, experience, and training, the restrictions set forth in this Section 7 will not prevent Executive from earning a livelihood and supporting himself and Executive’s family during the relevant time period.  Executive further acknowledges that, because the Company markets its products and services throughout the Restricted Territory, a more narrow geographic limitation on the restrictive covenants set forth above would not adequately protect the Company’s legitimate business interests.

(c)          If any restriction set forth in this Section 7 is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)           The restrictions contained in Section 7 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by Executive to be reasonable for such purposes.  Executive agrees that any material breach of Section 7 will result in irreparable harm and damage to the Company and/or its affiliates that cannot be adequately compensated by a monetary award.  Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from Executive), the Company and/or such affiliate shall be entitled to a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be issued by any court of competent jurisdiction or arbitrator to restrain or enjoin Executive from breaching any such covenant or provision or to specifically enforce the provisions hereof, without the need to post any bond or other security.

(e)          The existence of a claim, charge, or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.

(f)            The provisions of this Section 7 shall apply regardless of the reason for the termination of Executive’s employment.

8.          Non-Circumvention / Non-Interference.  Executives acknowledges and agrees that during the Employment Period and for a period of one year following termination or expiration of this Agreement, Executive shall not, and shall not authorize or permit any of his Representatives to, directly or indirectly, interfere, discuss, contact, initiate, or engage, encourage, solicit, initiate, facilitate or continue inquiries to any third parties concerning any business opportunities related to the Company.  It is understood that, without previous written consent from the Company, the Executive and its Representatives will not enter, either directly or indirectly, into any discussions, solicit or accept offers, enter into any agreements, conduct negotiations with or otherwise engage in any other independent communications with: any third party to whom Executive was introduced to by any member, shareholder, officer, director, employee, agent, customer, supplier, vendor, or other representative of the Company or Novellus, Inc; any third party to whom Executive was informed of by any member, shareholder, officer, director, employee, agent, customer, supplier, vendor, or other representative of Company or Novellus, Inc. or any employee, financial partner, investor, contractor of the Company. For purposes of this Agreement, "Representatives" means, as to Company, his/her affiliates, and respective consultants (including attorneys, financial advisors and accountants).

9.          Protection of Confidential Information.

(a)          Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary information, is the exclusive property of the Company.  Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential and/or proprietary information, knowledge, and data, including trade secrets, relating to the Company or any of its affiliates obtained during Executive’s employment with the Company or any of its predecessors or affiliates, including but not limited to any trade secrets, confidential or secret designs, website technologies, content, processes, formulae, plans, manuals, devices, machines, know-how, methods, compositions, ideas, improvements, financial and marketing information, costs, pricing, sales, sales volume, salaries, methods and proposals, customer and prospective customer lists, customer identities, customer volume, or customer contact information, identity of key personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Companies or their affiliates, manufacturer lists, manufacturer identities, manufacturer volume, or manufacturer contact information, identity of key personnel in the employ of manufacturers, amount or kind of the Companies’ or their affiliates’ purchases from manufacturers, system documentation, hardware, engineering and configuration information, computer programs, source and object codes (whether or not patented, patentable, copyrighted or copyrightable), related software development information, inventions or other confidential or proprietary information belonging to the Companies or their affiliates or directly or indirectly relating to the Companies’ or their affiliates’ business and affairs (“Confidential Information”).  Executive agrees that Executive will not at any time, either during the Employment Period or the Confidentiality Period (as defined below), disclose to anyone any Confidential Information, or utilize such Confidential Information for Executive’s own benefit, or for the benefit of third parties without written approval by an officer of the Company.  For purposes of this section, the “Confidentiality Period” means so long as such information, data, or material remains confidential.  Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by Executive or made available to Executive during the Employment Period concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of Executive’s employment, or at any other time upon request of the Company.

(b)          In the event Executive is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, or in the event that Executive becomes aware of the unauthorized use of Confidential Information by any party, whether competitive with the Company or not, Executive will promptly notify an executive officer of the Company.

(c)          Court-Ordered Disclosure.  In the event that, at any time during Executive’s employment with the Company or at any time thereafter, Executive receives a request to disclose  any Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, Executive agrees to notify the Company immediately of the existence, terms, and circumstances surrounding such request, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such Confidential Information is required to prevent Executive from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information as, in the written opinion of counsel satisfactory to the Company, Executive is legally compelled to disclose, and to exercise Executive’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

(d)          Defend Trade Secrets Act.  Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a demand for arbitration alleging retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the arbitration proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to an order of the arbitrator.

10.          Intellectual Property.

(a)         Disclosure of Inventions.  Executive will promptly disclose in confidence to the Company all inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works, trade secrets, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators (“URLs”), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law (the “Inventions”) that Executive makes, conceives or first reduces to practice or creates, either alone or jointly with others, during the period of Executive’s employment, whether or not in the course of Executive’s employment (i) that result from any work performed by the Executive for the Company; (ii) that are developed from using the Company's equipment, supplies, facilities or trade secret information; or (iii) that relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company.  The requirements of this Section 10(a) shall not apply to any Inventions developed on Executives' own time without using the Company's equipment, supplies, facilities, or trade secret information.  The foregoing requirements of Section 10(a) apply, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law. Executive has provided a list of prior Inventions as Addendum B, which will not be subject to the provisions of this Section 10.

(b)          Assignment of Company Inventions; Work for Hire.  Executive agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by Executive for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Company Inventions”), will be the sole and exclusive property of the Company and the Executive hereby agrees to irrevocably assign to the Company any such Company Inventions.  Executive further acknowledges and agrees that any copyrightable works prepared by Executive within the scope of Executive’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works from the moment of their creation and fixation in tangible media. Notwithstanding the foregoing, all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of an entity listed on Addendum A, (ii) result from work performed by Executive for such entity, or (iii) relate to such entity’s business or current or anticipated research and development shall not constitute a Company Invention and Executive is under no obligation to assign such inventions to Company.

(c)           Assignment of Other Rights.  In addition to the foregoing assignment of Company Inventions to the Company, Executive hereby irrevocably transfers and assigns to the Company:  (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Company Invention.  Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Company Invention, even after termination of Executive’s work on behalf of the Company.  “Moral Rights” means any rights to claim authorship of an Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d)          Assistance.  Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company Inventions in any and all countries.  Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  Executive’s obligations under this section will continue beyond the termination of Executive’s employment with the Company, provided that the Company will compensate Executive at a reasonable rate after such termination for time or expenses actually spent by Executive at the Company’s request on such assistance.  Executive appoints the Secretary of the Company as Executive’s attorney-in-fact to execute documents on Executive’s behalf for this purpose.

11.        Publicity; Non-disparagement.  Neither Party shall issue, without consent of the other Party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them, or the ending of such relationship.  Following the date of this Agreement and regardless of any dispute that may arise in the future, Executive agrees that Executive will not disparage, criticize or make statements which are negative, detrimental or injurious to Company or any of its affiliates, or any of their affiliates to any individual, company or client, including within the Company.  Nothing contained herein shall prevent Executive from providing true testimony to the extent required within any legal proceeding (or in any discovery in connection therewith) or investigation by a governmental authority.

12.       Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, personal representatives, successors and assigns.  Executive acknowledges and agrees that the Company may, in its sole discretion, assign this Agreement (i) to an affiliate of the Company at any time, or (ii) in the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, to the transferee or surviving company, in each case without being required to obtain Executive’s consent.  The Parties understand that the obligations of Executive are personal and may not be assigned by him.

13.         Entire Agreement.  This Agreement contains the entire understanding of Executive and the Company with respect to employment of Executive.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all Parties.  By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement and that Executive voluntarily and knowingly enters into said Agreement.

14.          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

15.         Tax Consequences.  Except as otherwise specifically provided in this Agreement, the Company will have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

16.         Withholding.  The Company shall have the right to withhold from any amount payable hereunder any federal, state, local and foreign taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. Notwithstanding any other provision of this Agreement, the Company does not guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be solely responsible for any taxes imposed on Executive with respect to any such payment.

17.          Section 409A.

(a)           This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A of the Code”).  If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.

(b)           For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Executive, directly or indirectly, designate the calendar year of payment.

(c)          With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)          “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Executive’s “separation from service” as defined in Section 409A of the Code.

(e)          If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

18.          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law thereof.

19.          Notices.  Any notice provided for in this Agreement shall be provided in writing.  Notices shall be effective from the date of service, if served personally on the Party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid.  Notices shall be properly addressed to the Parties at their respective addresses or to such other address as either Party may later specify by notice to the other.

20.          Dispute Resolution.

(a)          The Parties agree that, except as otherwise provided in this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, or arising out of or relating to the employment of Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace (collectively, a “Dispute”), shall first be submitted to mediation conducted by the Judicial Arbitration and Mediation Service (JAMS).  The Parties agree to attempt in good faith to resolve any such dispute in the course of such mediation.  If any such Dispute is not resolved by mediation, the Parties agree that such Dispute shall be submitted to final and binding arbitration to be conducted by a single neutral arbitrator from the panel of JAMS, according to the JAMS Employment Rules and Procedures then in effect.  BY AGREEING TO ARBITRATION, THE PARTIES ACKNOWLEDGE THAT THEY WAIVE THE RIGHT TO BRING AND/OR PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION. THE ARBITRATOR SHALL HAVE NO POWER TO ARBITRATE ANY CLASS AND/OR COLLECTIVE CLAIMS. BY AGREEING TO ARBITRATION, THE PARTIES ACKNOWLEDGE THAT THEY ARE WAIVING THEIR STATUTORY AND COMMON LAW RIGHTS TO SEEK RELIEF IN A COURT OF LAW AND ARE WAIVING THEIR RIGHTS TO A TRIAL BY JURY.  The Parties agree that this Agreement governs interstate commerce and that the Federal Arbitration Act governs this Agreement to the maximum extent permitted by law.  Except as to matters covered by Section 20(b), the arbitrator shall interpret the validity and enforceability of this Agreement, including this Section 20(a).  The arbitration shall be conducted within New York County, New York.

(b)          Notwithstanding the provisions of Section 20(a), the Parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which Executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, the Company shall have the right to file suit  in a court of competent jurisdiction to seek injunctive relief to prevent Executive from violating the obligations established in Sections 7, 8, 9 or 10 of this Agreement without first submitting the  claim, controversy, or dispute to JAMS mediation or arbitration.

21.         Indemnification.  The Company shall indemnify and hold harmless Executive for any liability to any third-party incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and under the rules and policies of the Company, except that Executive must have in good faith believed that such action was in the best interest of the Company and such course of action or inaction must not have constituted gross negligence, fraud, willful misconduct, or breach of a fiduciary duty.

22.          Miscellaneous.

(a)           No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)          The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)           The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.

(d)         The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Executive’s performance of Executive’s obligations under this Agreement.

(e)           This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Executive and the undersigned duly authorized representative of the Company have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Howard Federoff
Howard Federoff

BROOKLYN IMMUNOTHERAPEUTICS, INC

By:	/s/ Ronald Guido
Ronald Guido
Chief Development Officer

[Signature Page to Employment Agreement]

ADDENDUM A

OUTSIDE ACTIVITIES OF EXECUTIVE

1.	Director for the following companies: Souvien, Perthera, Crescendo Newco.

2.	Consultant for the following companies: Vivify, Crescendo NewCo, Aspen Neuroscience, Falcon.

3.	Equity ownership in the following companies: Souvien, Perthera, Ovid Therapeutics, Aspen Therapeutics, Falcon and Almon Therapeutics.

4.
Equity ownership in any publicly traded company, provided that Executive directly and indirectly hold less than 1% of the outstanding shares of any such company. (Ovid Therapeutics shall not be subject to the 1% limit).